As filed with the Securities and Exchange Commission on December 29, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUANTUM COMPUTING INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4533053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

215 Depot Court SE, Suite 215

Leesburg, VA 20175

(703) 436-2121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Liscouski

215 Depot Court SE, Suite 215

Leesburg, VA 20175

(703) 436-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Lawrence Metelitsa, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, NJ 08830

(732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 29, 2022

PROSPECTUS

QUANTUM COMPUTING INC.

32,940,738 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 32,940,738 shares (the “Shares”) of our common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 26,615,235 shares of Common Stock, and (ii) up to 6,325,503 shares of Common Stock issuable upon exercise of vested Warrants. We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive nominal proceeds from any warrants that are exercised through the payment of the exercise price in cash. The Selling Stockholders (as defined herein) will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 15 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Common Stock is quoted on The NASDAQ Capital Market under the symbol “QUBT”. On December 28, 2022, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $1.46 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Selling Stockholders are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “we,” “our,” “us,” the “Company,” or “our Company” in this prospectus, we mean Quantum Computing Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

MARKET, INDUSTRY, AND OTHER DATA

This prospectus contains statistical data, estimates, forecasts, and other information concerning our business, carbon footprint and greenhouse gas emissions, and our industry, including market position and the size and growth rates of the markets in which we participate, that are based on industry publications and reports. While we believe this information contained in this prospectus is reliable and is based on reasonable assumptions, this information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Among other items, certain of the market research included in this prospectus was published prior to the outbreak of COVID-19 and did not anticipate the pandemic or the impact it has had on our industry. We have utilized this pre-pandemic market research in the absence of updated sources. These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry publications or reports:

●	We’re not prepared for the end of Moore’s Law, MIT Technology Review, February 2020; https:// www.technologyreview.com/2020/02/24/905789/.

●	High Performance Computing Market Size Worth $53.6 Billion By 2027, Grand View Research, https://www.grandviewresearch.com/press-release/global-high-performance-computing-hpc-market.

●	Enterprise Quantum Computing Market by Component, Deployment Mode, Technology, and Application, Industry Vertical: Glocal Opportunity Analysis and Industry Forecast, 2021-2030, Allied Market Research, https://www.alliedmarketresearch.com/enterprise-quantum-computing-market.

●	The Landscape of the Quantum Start-up Ecosystem, October 18, 2022, https://epjquantumtechnology.springeropen.com/articles/10.1140/epjqt/s40507-022-00146-x.

●	Quantum Computing for Finance: Overview and Prospects, ScienceDirect, https://www.sciencedirect.com/science/article/pii/S2405428318300571

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 15, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

Quantum Computing Inc. (“QCI” or the “Company”) is a full-stack quantum solutions company. Our mission is to be the democratizing force that brings quantum solutions to business, academia, and government clients. Our solutions enable subject matter experts (SMEs) and end users to get answers to critical business problems today, using the computing solutions that best deliver those results.

Since our formation in 2018, the Company has focused on providing software tools and applications for several commercially available quantum computers and we remain committed to that goal. However, following the June 2022 acquisition of QPhoton, Inc. (“QPhoton”) and its associated IP and engineering team, the Company is now able to provide full-stack quantum information services.

The core of our quantum information services today is our Entropy Quantum Computing (EQC) technology. We have built room-temperature, photonic quantum information processing systems underpinned by a series of patented and patent pending technologies. We believe this will enable us to develop and produce multiple generations of quantum information processors with increasing computational power, capacity, and speed. Such systems are expected to deliver compelling performance advantages over classical computational machines and will eventually be able to solve complex problems more effectively and efficiently in terms of scalability, power consumption, and cost compared with current high-performance computing technology. This technology, supported by professional services through our “Quantum Solutions” offering, helps our clients benefit from the technology today.

In addition, our leading-edge photonic technology and engineering teams will enable QCI to develop quantum LIDAR and sensing systems, imaging systems, quantum-secured network solutions, and photonic quantum chips. These important technologies are already under development today.

Our short-term core business model will be based on generating revenue from selling access to our advanced quantum data processing systems via the cloud, with the long-term model focused on selling desktop or rack-sized quantum devices and systems to commercial and individual users. We currently offer access to our quantum computing machines via our own in-house cloud service and plan to eventually offer access through other commercial service providers.

In the near term, we plan to generate revenue from our “Quantum Solutions” team, collaborating directly with customers to take them from problem formulation to solution. This end-to-end support empowers a spectrum of clientele, from users with little to no experience in quantum processing to advanced users capable of independent problem formulation and execution through the service.

The Company already produces its own lithium niobate nanophotonic circuits and has plans to scale production to meet projected demand. The Company has announced plans to construct and operate a new state-of-the-art quantum nanophotonics technology manufacturing and research center, which we believe could be the world’s first dedicated quantum-photonic chip manufacturer. The plan for the facility is to produce a range of lithium niobate nanophotonic circuits for internal use in our own product lines and for general sale in the market. This initiative is expected to benefit from the US CHIPS and Science Act of 2022 (the "CHIPS Act"), which allocates $52 billion for the revitalization and onshoring of semiconductor manufacturing in the U.S. The CHIPS Act funding includes $39 billion in manufacturing incentives and $13 billion to support new research and development.

QCI is focused on providing integrated quantum information acquisition, transmission, and processing solutions, including both the user interface software and the quantum hardware. With our proprietary full-stack technologies that are designed using our solution-oriented system architectures, we believe we will have a competitive advantage in the market. With an integrated engineering team working across multiple quantum technology domains, we believe we are uniquely positioned to leverage our expertise in software, hardware, and nanophotonic circuits to develop quantum services and products, from quantum chip design and manufacturing through cloud delivery and eventually sales of hardware systems. We believe this full-stack development approach offers both the fastest and lowest risk path to building commercially valuable quantum machines.

Our Strategy

QCI’s strategy has evolved to become a full stack quantum solutions company. When QCI was formed quantum computing was a fundamentally new paradigm compared with conventional computing, requiring a new and highly technical set of skills to create the hardware and software to drive quantum results. The pool of people with those skills today is limited and in high demand. In addition, the predominant quantum software development approach, using one or more toolkits (“SDK’s”) to create a quantum computing program is slow and costly, and therefore poorly suited for non-quantum experts attempting to solve real world problems. Moreover, many types of quantum computing hardware require delicate and expensive cryogenic isolation systems just to maintain stability, which makes it difficult for users to interact with quantum computing systems. While quantum computing is generally still used for research and science experiments, the user community is demanding greater capabilities from quantum systems, leading to frustration and comparisons to the similar market characteristics faced by artificial intelligence in its early days – high expectations but low performance results.

QCI’s acquisition of QPhoton, combined with QCI’s significant IP work that culminated in the development of the Company’s Qatalyst software, enables the Company to currently offer room temperature quantum computation systems through cloud services now, as well as affordable, turn-key products in the future. This combination of quantum hardware and software will address the steep learning curve and highly particular skillsets generally associated with quantum information processing, which have historically represented significant barriers to adoption for companies and government entities looking to leverage novel quantum computing capabilities to solve problems

Market Opportunity

For the past 45 years or so, silicon-based processor manufacturers have been able to double their processing power every 18 to 24 months, a phenomenon known in the computer industry as “Moore’s Law.” Recently, the computer processor industry has found it increasingly difficult to offer faster, more powerful processors due to fundamental physical effects limiting further size reduction of transistors, according to We’re not prepared for the end of Moore’s Law, MIT Technology Review, February 2020; https:// www.technologyreview.com/2020/02/24/905789/ (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus, and you should not consider information on this website to be part of this prospectus). Despite this progress in transistors and computing power, many of the world’s most important computational problems are still considered impractical to solve with classical computers of today and the foreseeable future.

With this in mind, quantum computing represents a potential alternative approach to the hard limits now being approached by conventional computers that utilize silicon-based processors. This is because quantum computers apply the properties of quantum physics to operate in a fundamentally different way. Classical computer chips use binary bits (ones and zeros) to represent information. Quantum computers utilize qubits, which leverage some of the properties of quantum physics to potentially process computations that would otherwise be intractably difficult using classical computers.

Research suggests that quantum computers may be ideally suited to run optimization algorithms, where further advancements in approaches and quantum computing hardware could result in computational benefit over currently used conventional systems. See Quantum Computing for Finance: Overview and Prospects, https://www.sciencedirect.com/science/article/pii/S2405428318300571 (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus, and you should not consider information on this website to be part of this prospectus). The ability to solve challenging computational problems in a reasonable period of time is of particular interest in compute-heavy fields that include, but are not limited to: big data, artificial intelligence, healthcare, and cybersecurity. We believe these are natural markets for quantum computing, due to the immense compute power required to process large data sets, which have experienced rapid growth in size and complexity in recent years.

Products and Products in Development

Qatalyst

QCI’s evolution into full-stack quantum computing company was enabled by the prior creation of its Qatalyst software. The Qatalyst development platform is QCI’s answer to the broader industry’s current approach to quantum software development, which relies on highly trained scientists working with SDK’s at the circuit level, which is analogous to programming in assembly language. Unlike SDK’s, which require deep level quantum expertise to create quantum workflows, Qatalyst is not a tool kit, but a complete platform. Qatalyst enables developers to create and execute quantum-ready applications on conventional computers, while also being ready to run on multiple quantum computers. Qatalyst performs the complex problem transformations necessary to be executed on a variety of quantum processor platforms today. Users can call upon the same Qatalyst APIs (Application Programming Interfaces) on conventional computers to achieve optimization performance advantages using our cloud-based solution. Qatalyst dramatically reduces the required time, and the associated costs, for obtaining results from both conventional and quantum computers. It accelerates performance and results on classic and quantum computers, with no additional quantum programming or quantum computing expertise required. Qatalyst manages the workflow, optimizations, and results, without any further intervention by the user. Qatalyst provides a unique advantage to reduce applications development risks and costs by eliminating the need for scarce high-end quantum programmers. Building a quantum program with an SDK is time consuming and the resulting program must be updated constantly as QPUs evolve and change, resulting in significant development costs. Qatalyst automatically optimizes the same problem submitted by a subject matter expert (“SME”) for multiple quantum and classical processors. With Qatalyst, users only have to learn to use six API calls, which can be learned in a day by most programmers. Instead of spending months or years developing new applications and workflows requiring complex and extremely low-level coding with SDKs, users, workflows or applications can immediately submit a problem to Qatalyst within a day, using the same familiar constructs they use right now, via the Qatalyst API. Users have utilized Qatalyst’s simple API and familiar constructs to solve their first complex problem within a week, as compared to the 6-12 months associated with quantum software toolkits.

Qatalyst is integrated with the Amazon Web Services (AWS) cloud-based Braket service (“AWS Braket”), which offers access to multiple Quantum Processing Units (“QPUs”) including Rigetti and IonQ. Qatalyst also integrates directly with IBM’s QPUs and with QCI’s own EQC and RQC systems. By using Qatalyst, users can run their applications on any or all of the available QPUs by merely selecting which QPU they prefer to run on based on the desired performance results of the application.

In addition, Qatalyst contains QCI’s proprietary QGraph and QAmplify tools. QGraph is a powerful transformation engine that enables SMEs to submit and analyze graph models as part of their complex optimizations. QGraph accepts familiar graph models and functions including Clique Cover, Community Detection and Partitioning. QAmplify is a patented software technology that expands the processing power of any current quantum computer by as much as twenty times. QAmplify is capable of supercharging any quantum computer to solve real-world realistic business problems, and is designed to work on gate model quantum computers as well as quantum annealers.

Entropy Quantum Computer

The core of QCI’s hardware offering is the Entropy Quantum Computer (EQC). The EQC leverages the principle of open quantum systems. The EQC differs substantially from today’s Noisy Intermediate Scale Quantum (NISQ) computers offered by most of our competitors. Quantum systems are naturally “open”, meaning, they inevitably interact with their surrounding environment. However, as a result of these interactions, the wavefunctions describing those systems collapse, which is the point where quantum information is lost and the NISQ system “decoheres” which causes significant processing challenges for NISQ architectures.

The EQC works by coupling photonic states to their surrounding environment (the Entropy), including quantum fluctuations of the electromagnetic vacuum. This approach runs completely counter to those being developed with other atom / ion-based NISQ systems.

The quantum vacuum fluctuations are ubiquitous and can be used to capture every possible outcome in a very large system with many configurations, simultaneously, making the approach ideal for fast and accurate computations in optimization problems.

Today’s NISQ computers are designed to produce closed quantum systems in pristine quantum states that are isolated from the environment, but there is a significant engineering cost to protect quantum information from the environment to eliminate noise. This is why NISQ quantum computers usually require cryogenic cooling, pure vacuum, vibration isolation and electromagnetic shielding. Those requirements introduce high cost, complex maintenance, and ongoing stability issues.

Our EQC machines are not subject to those environmental isolation requirements and can function effectively in normal device settings (desktop or rack sizes, room temperature, battery-powered, turn-key, etc.). In addition to the Company’s announcement of Dirac 1, our first commercially-available EQC, QCI plans to release a series of additional EQC products starting in 2023. This family of products will include next generations of EQC that further expand the scale and capabilities of the EQC to broader, larger, and more complex optimization problems. Developing this family of products will involve improving the size and capacity of the EQC machines by continuing to innovate in the number, quality and operational fidelity of the qubits. This will include developing technology that operates using quantum digits (“qudits”) instead of quantum bits (“qubits”). A qudit-based computer may prove better at tackling complex problems than qubit based computers, and may allow more computational power with fewer components.

EQC Subscription Service

EQC Subscription Service

The combination of the Entropy Quantum Computer and Qatalyst has enabled QCI to launch its cloud-based quantum computing solutions on a subscription basis. Subscriptions are offered on an annual, quarterly, and proof of concept (short term) basis with discounts provided for multiyear commitments. Subscription prices are based on the expected usage from each customer. A dedicated system subscription (currently offered as the “Dirac Dedicated Subscription”), is also available that provides unlimited usage within the SLA included in our agreement. QCI anticipates that our subscription service will be competitive with the quantum computing subscription services offered by our competitors, such as IBM, IonQ and Quantinuum. However, we believe our subscription service will offer significant computational advantage that will differentiate it from our competitors.

The Dirac Dedicated Subscription will provide a customer with exclusive use of a Dirac EQC system from our datacenter without ever having to wait for other users to complete their work nor having to worry about the time it will take to solve their problem.

QCI is also offering potential clients the opportunity to run problems on our EQC on an hourly-rate basis to demonstrate our computational value prior to entering into a longer subscription. Our Dirac Introductory Rate, which can be used for proof of concept evaluation, is an example of when this rate may apply.

Some companies utilize a per transaction-based model. Quantum computers typically use “shots” (a shot is a single processing submission or ‘run’) to measure usage on their machines and per shot models typically cost a small fraction of a cent. Most quantum problems require hundreds of thousands of shots. While the cost per shot is very low, the cost to solve a problem can quickly rise to hundreds or thousands of dollars.  AWS is one of the larger “per shot” providers utilizing their AWS Braket services for companies including IonQ, Rigetti, Oxford Quantum Circuits, and QuEra.

Usage of the Dirac EQC is done using a problem solution model, which is different from most other quantum computers. Rather than measure the number of shots made by our system; we solve the problem by finding the lowest ground state energy and measure the completion of the solution in the number of seconds or minutes it takes to complete solving the problem. While subscription sales will be the primary strategy moving forward – we have not ruled out providing a per usage based model by partnering with ‘per shot” providers such as AWS Braket and Strangeworks.

Initially the EQC subscription services will all be hosted at the Company’s data center in Hoboken, New Jersey. As usage grows, we may utilize other data centers including Amazon Web Services (AWS) for datacenter services. Many large computing and datacenter companies like, Google and Microsoft also sell access to third party Quantum Computers over their networks on a commission basis. While we are focused on selling subscriptions on Dirac in our own datacenter, there may be a time where we also provide subscriptions through Google, Microsoft, and Amazon through their Marketplaces.

In addition to shared subscription services and dedicated subscription services, we intend in the future to provide to customers an on-premise implementation of the Dirac EQC as customer demand grows and our service organization matures. There are multiple markets which will require this type of delivery including: the United States Government, United States Military and European Financial Organizations, where European laws require customer data to be always be in the control of the financial institutions. There are only a few on premise implementations of quantum computers today and they require commitments of tens of millions of dollars. While pricing has not been determined for the Dirac on-premise implementation, we expect it will be very competitive with the few on-premise quantum implementations available today from other firms.

As a full stack quantum solutions provider, while selling subscriptions in some manner to Dirac EQCs will be the cornerstone of our business model, providing professional services or quantum solutions support will likely be needed in many cases, especially in the beginning of a customers’ quantum journey. We partner today with large management consulting companies as a way to scale our business and we expect that consulting partners will continue to grow in numbers and as a percentage of our customers. In addition, we plan to always provide a Quantum Solutions offering for customers that prefer to work directly with a full stack provider and customers who are using cutting edge technologies that may not have become supported yet by our consulting partners.

As we evolve the LiDAR and sensing systems, imaging systems, and quantum-secured networking technologies into products, the models described above will be reused to evaluate the best pricing and routes to market for each new product. Some will likely use the existing direct sale model that we are using for Dirac, some may use an OEM model for inclusion in other companies’ products, and others may be sold through 1 or 2 tier distribution. Each product will be evaluated for the best route to market to maximize the shareholder value based upon their individual product attributes.

Reservoir Quantum Computer (RQC)

Reservoir computing is a framework for computation derived from recurrent neural network theory, which maps input signals into higher dimensional computational spaces through the dynamics of a fixed, highly non-linear and complex system called a reservoir. The input signal is fed into the reservoir, which is treated as a “black box”. A simple readout mechanism is trained to read the state of the reservoir and convert it to the desired output. There are several key benefits to this framework. The first key benefit of this framework is that training is performed only at the readout stage, as the reservoir dynamics are fixed. This makes the data training process very fast, since there is no recursive back projection of trained data through the reservoir. The second is that the computational power of naturally available systems, both classical and quantum mechanical, can be conveniently utilized to reduce the effective computational cost. The third is to significantly reduce the total power consumption, by off-loading complex and costly kernel functions to optics domains to achieve speed-of-light processing with extreme parallelism, ultralow power, and nearly no heat deposition. We plan to release a hybrid photonic-electronic machine for reservoir computing in late 2022, which will be made available through the Qatalyst platform.

Quantum Photonic Applications

The acquisition of QPhoton has broadened the Company’s technology portfolio and enables us to develop a group of closely related products based on a common core photonic technology. Products in development include:

Quantum Photonic Applications

The acquisition of QPhoton has broadened the Company’s technology portfolio and enables us to develop a group of closely related products, such as the EQC and RQC, based on our common core photonic technology. Products in development include:

Quantum Optical Chips

Optical chips will ultimately provide the greatest scalability and performance advantages for quantum information processing, sensing and imaging. The Company is actively working on the specification and design for a dedicated quantum optical chip fabrication facility to develop and produce Lithium Niobate optical chips (“Quantum Chips”) for quantum information processing and other single photon detection and sensing applications. The Company believes there is an opportunity to benefit from the recently authorized CHIPS Act and will take steps to establish a U.S.-based chip facility in 2023. The Company is evaluating multiple options for a facility site, as well as potential federal, state and regional funding incentives to help finance the project and advance quantum technology innovation, but has not made a final decision. Construction of such a fabrication facility for the Quantum Chips may take several years and there is no assurance that the Company will be able to raise the necessary funding.

Quantum Imaging

One of the most exciting opportunities in development involves leveraging the ability to count single photons and filter their associated wave functions precisely to obtain optical imaging through otherwise opaque and dense materials. At a minimum, quantum imaging will be a powerful supplement to modern reconstructed computerized tomography (CT) imaging applications, where tissue damage from high energy radiation can and needs to be avoided. Optical chips will ultimately provide the greatest scalability and performance advantages for quantum information processing, sensing and imaging. When all of the critical optical components can be “embedded” on a fully integrated chip, the efficiency and fidelity of the photonic quantum technologies will be fully realized. A prototype has been built and is currently undergoing testing by the Company.

Cybersecurity – Quantum Networks and Quantum Authentication

The Cybersecurity field has been aware for some time of the potential threats and benefits of quantum computing resulting from the expectation that quantum computers will eventually have the capability to can “break” any of the currently utilized non-quantum-based encryption methods. However, effective cybersecurity goes well beyond encryption for protection. Effective cybersecurity requires a holistic approach to protecting the enterprise. The Company believes that our quantum computing capabilities may have applications in encryption. However, initially we are applying our quantum technologies to create secure transport layers (quantum networks) and endpoints (quantum authentication) which will contribute greatly to the cybersecurity domain, beyond encryption. QCI has several patents in the area of quantum-based technologies for protection of data at rest and in quantum private communication. QCI plans to begin commercial development of quantum networking products in 2023 and partnerships are actively being explored.

Quantum Remote Sensing – QLiDAR

Our Quantum LiDAR (“QLiDAR”) can see through dense fog and provide image fidelity at great distances and through difficult environments such as snow, ice, and water. Once again, by leveraging the power of quantum mechanics and single photon detection, LiDAR systems can be greatly enhanced in their ability to measure at improved resolution and distances as well as extend these photonic signals to applications in vibrometry for material stress analysis, particle size analysis, and potential remote sensing from aircraft, drones and even satellites.

Industry Overview

We operate in the large and global high-performance computing industry, which is comprised of hardware, software, and services for compute intensive applications. The rapid adoption of technologies such as artificial intelligence, 3D imaging, and the Internet of Things (IoT), have served to exponentially increase the generation of data, driving up the demand for high-performance computing. Estimates of the size of this industry vary, but according to Grand View Research, the High-Performance computing market was valued at $39.1 billion in 2019 and is expected to reach a value of $53.6 billion by 2027, see Grand View Research - High Performance Computing Market Size Worth $53.6 Billion By 2027,  https://www.grandviewresearch.com/press-release/global-high-performance-computing-hpc-market (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus, and you should not consider information on this website to be part of this prospectus). The high performance computing market is important for many industries, including, but not limited to: IT, aerospace, healthcare, automotive, and e-commerce. Examples of compute intensive applications include optimization, data management, analytics, and complex modeling. Quantum computing is expected to be relevant for similar verticals and applications. According to a report from Allied Market Research, the global enterprise quantum computing market size was valued at $1.3 billion in 2020, and is projected to reach $18.3 billion by 2030, growing at a CAGR of 29.7% from 2021 to 2030, according to a report of enterprise quantum computing market at https://www.alliedmarketresearch.com/enterprise-quantum-computing-market (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus, and you should not consider information on this website to be part of this prospectus). While the current quantum computing market comprises a fraction of the broader High-Performance computing market, it is expected that quantum computers will unlock new applications that are unlikely to be addressable by existing High-Performance computers comprised of leveraging classical processing units.

Quantum computing is a nascent and rapidly developing technology ecosystem that has shown promise in delivering potentially disruptive computing capabilities. We believe quantum computing’s immense compute capabilities qualify it as a subset of High-Performance Computing. As quantum computing hardware continues to advance, we expect a corresponding growth in demand for software capable of leveraging the compute capabilities of quantum computing hardware. We are developing quantum computing systems as well as hardware agnostic software capable of delivering high-performance computing capabilities to various industries while mitigating dependency risks that may emerge from a dominant quantum computing hardware vendor. As an early participant in this rapidly growing ecosystem, we believe we are well-positioned to capture and drive a meaningful amount of this category growth. We believe there is further potential upside from quantum computing and technology more broadly opening up new markets not captured in traditional high-performance computing market size estimates.

Competition

The quantum computing industry is highly competitive and rapidly evolving, and will likely remain so for the foreseeable future. As this industry continues to grow and mature, we expect a continued influx of new competitors, products, hardware advances, and new concepts to emerge that can dramatically transform the industry and our business. Due to the high price point of quantum computing hardware today, novel business models may emerge to adapt to consumer preferences in the high-performance computing industry. Our ability to evolve and adapt rapidly over an extended period of time will be critical in remaining competitive. We perform a broad range of research and development efforts to identify and position for the changing demands of future customers and users, industry trends, and competitive forces.

According to research conducted by The Quantum Insider (https://thequantuminsider.com/data), there are over 700 companies working in various aspects of quantum technology, with approximately 400 of these having a pure play focus on quantum computing, according to The Landscape of the Quantum Start-up Ecosystem, October 18, 2022, https://epjquantumtechnology.springeropen.com/articles/10.1140/epjqt/s40507-022-00146-x (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus, and you should not consider information on this website to be part of this prospectus). In addition, The Quantum Insider has identified approximately 400 quantum academic groups across many universities. These entities range in size from diversified global companies with significant research and development resources such as IBM, Google, Intel, Microsoft, Honeywell and Amazon to recent market entrants such as Rigetti Computing, IonQ, PsiQuantum, Xanadu and ColdQuanta, as well as smaller privately funded development stage companies whose narrower product focuses may let them be more effective in deploying resources towards a specific industry demand. In addition, we face competition from large research organizations funded by sovereign nations such as China, Russia, Canada, Australia the United Kingdom, and the European Union, and we believe additional countries are, or will invest in quantum computing, in the future. We will continue to face competition from the existing high performance computing industry using classical (non-quantum) computers.

We believe competition in this market segment will intensify. Many of our competitors may have longer operating histories, significantly greater financial, technical, product development and marketing resources, and greater name recognition. Our competitors could use these resources to market or develop products or services that are more effective or less costly than any or all of our products or services.

Intellectual Property

Our intellectual property consists of patents, trademarks, and trade secrets. Our trade secrets consist of product formulas, research and development, and unpatentable know-how, all of which we seek to protect, in part, by confidentiality agreements. To protect our intellectual property, we rely on a combination of laws and regulations, as well as contractual restrictions. Federal trademark law protects our registered trademarks. We also rely on the protection of laws regarding unregistered copyrights for certain content we create and trade secret laws to protect our proprietary technology. To further protect our intellectual property, we enter into confidentiality agreements with our executive officers and directors.

Trademarks

The Company has applied for five trademarks, all of which are being used in commerce:

●	QAmplify

●	QGraph

●	Qatalyst

●	Dirac

●	QPhoton

The Company has no registered trademarks.

Patents

The Company has one registered United States patent.

Country	Serial No.	Filing Date	Patent No.	Issue Date	Title	Status	Anticipated Expiration Date
USA	17/560,816	12/23/2021	11,436,519	09/06/2022	Machine Learning Mapping for Quantum Processing Units	Granted	12/23/2041

Exclusive License Agreement

QPhoton, LLC has an exclusive license to seven patents issued to the Stevens Institute of Technology, pursuant to the license agreement by and among the Company and The Trustees of The Stevens Institute of Technology (the “Licensor”), dated December 17, 2020. QPhoton, LLC agreed to reimburse the Licensor for patent prosecution expenses in the amount of $125,041 and deliver to the Licensor an annual report and quarterly report pursuant to the terms of the license agreement. As consideration for the license and other rights granted under the license agreement, QPhoton, LLC agreed to pay the Licensor (i) $35,000 upon full execution of the license agreement, (ii) $28,000 each annual anniversary of the effective date of the license agreement, (iii) 9% of the membership units of QPhoton, LLC, and (iv) a royalty of 3.5% of the net sales price of each license product sold or license by QPhoton, LLC and any affiliate and sublicensee. On June 15, 2022, in anticipation of the closing of the QPhoton Merger (as defined below), the Licensor agreed to assign the license agreement to the Company upon consummation of the QPhoton Merger.

Government Regulation and Incentives

Financial Algorithms

US firms and FINRA members that use financial algorithms to conduct high frequency trading are subject to SEC and FINRA regulations that govern their trading activities under long standing rules governing supervision and control practices to reduce the likelihood of market disruptions and ensure effective communication between the firm’s compliance staff and its trading strategy personnel. Additional regulation on financial algorithms has been proposed by the Commodity Futures Trading Commission (“CFTC”) aimed at limiting the potential for financial algorithms and high frequency trading to disrupt markets. The proposed regulations would require firms using such algorithms to implement pre-trade risk controls, limit self-trading and make the source code of the software programs available to the government upon request. To the Company’s knowledge, these regulations, especially the mandatory source code disclosure provisions, have been vigorously opposed by the industry and have not yet been implemented.

Encryption

The U.S. government has historically tightly regulated the export of cryptographic technologies under the Arms Export Control Act and the associated International Traffic in Arms regulations (ITAR) as a form of munition. The logic behind the export restrictions is that the ability to secure information has great value to the military and intelligence agencies, and the US Government does not want those technologies sold or distributed to foreign adversaries. These regulations were relaxed in 1996 by executive order, but restrictions are still in place under the Export Administration Act that limit the export of some advanced encryption methods and technologies. Export of commercial encryption products to certain designated countries and terrorist groups is restricted, as are exports of military quality encryption technologies. Restrictions on encryption technology are in place in many other countries but the extent of regulation varies widely from country to country. Domestically, encryption technology is largely unregulated but law enforcement, intelligence and investigative agencies work closely with encryption technology developers to enable the US government to access encrypted data under certain conditions. We believe that quantum encryption and decryption products can be marketed to U.S. government agencies but that export opportunities may be limited. The National Security Agency (NSA) released the “Commercial National Security Algorithm Suite 2.0” (CNSA 2.0) Cybersecurity Advisory (CSA) to notify National Security Systems (NSS) owners, operators and vendors of the future quantum-resistant (QR) algorithms requirements for NSS — networks that contain classified information or are otherwise critical to military and intelligence activities.

Incentives

In December 2018, Congress passed, and President Trump signed, the National Quantum Initiative Act (the “Quantum Act”), which was signed into law on December 21, 2018. The purpose of the Quantum Act is to “ensure the continued leadership of the United States in quantum information science” and to develop a unified national strategy for researching quantum information science. The Quantum Act authorizes a National Quantum Coordination Office inside the White House’s Office of Science and Technology Policy to help coordinate research between agencies, serve as the federal point of contact and promote private commercialization of federal research breakthroughs over the next decade. In addition, President Trump announced the formation of a National Quantum Initiative consisting of key technology companies working in the field of quantum computing. The Company is a member of that Initiative and is also a member of the Quantum Economic Development Council.

The Quantum Act also authorized the creation of five National Quantum Information Science Research Centers within the Department of Energy and research and education centers in the National Science Foundation. The Quantum Act also anticipated the eventual creation of industry standards for QIS development, new research grant funding and increased collaboration with the private sector, to date those standards and industry funding opportunities have not materialized.

In August 2022 Congress passed, and President Biden signed, the Creating Helpful Incentives to Produce Semiconductors Act of 2022 (the “CHIPS Act”). The CHIPS Act was designed to address the global computer chip shortage and attract chip manufacturing, and innovation to the United States. The CHIPS Act is a $280 billion spending package aimed at encouraging the growth of the US-based semiconductor industry. To assist in securing the domestic chip supply, the CHIPS Act provides $52.7 billion for American semiconductor research, development, manufacturing, and workforce development. The Company is pursuing programs under the CHIPS Act as a potential avenue to finance a photonic chip manufacturing facility.

Recent Developments

On August 15, 2022, BV Advisory Partners, LLC (the “Plaintiff”) filed a complaint in the Court of Chancery of the State of Delaware naming the Company and certain of its directors and officers (among others) as defendants (the “Lawsuit”).  BV Advisory Partners, LLC v. Quantum Computing Inc., et al., C.A. No. 2022-0719-VCG (Del. Ch.).  The Plaintiff is seeking, among other relief, monetary damages for an alleged breach of the Note Purchase Agreement between the Plaintiff and QPhoton, Inc., the predecessor in interest to Qphoton, LLC, a wholly-owned subsidiary of the Company, as well as monetary damages for breach of an alleged binding letter of intent among Barksdale Global Holdings, LLC, Inference Ventures, LLC and QPhoton, Inc.  The Company believes that the Plaintiff’s claims have no merit and intends to defend itself vigorously.  Moreover, the Company believes that numerous alleged facts and characterizations set forth in the Plaintiff’s complaint are false, misleading and intentionally designed to damage the Company’s reputation, and the Company categorically rejects those alleged facts and characterizations.  The Plaintiff’s key principal, Keith Barksdale, misrepresented his role with QPhoton, Inc. during the early stages of the Company’s negotiations with respect to the acquisition of QPhoton.  The Company believes that Mr. Barksdale misrepresented his role in order to arrogate to Plaintiff and related parties an undue portion of the consideration payable to QPhoton’s stockholders.  In addition to defending itself vigorously against the allegations in the Lawsuit, the Company is evaluating its rights and remedies against the Plaintiff and related parties.

QPhoton Merger

On May 19, 2022, the Company, Project Alpha Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Project Alpha Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), QPhoton, Inc., a Delaware corporation (“QPhoton”), and Yuping Huang, the principal stockholder of QPhoton (“Dr. Huang”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company agreed to acquire QPhoton through a series of merger transactions (collectively with the other transactions contemplated by the Merger Agreement, the “QPhoton Merger”).

On June 16, 2022, the Company, the Merger Subs, QPhoton and Dr. Huang, having met or waived all conditions precedent, consummated the closing for the QPhoton Merger pursuant to the terms of the Merger Agreement (the “Closing”). At the Closing, Merger Sub I merged with and into QPhoton, with QPhoton surviving the merger as a wholly-owned subsidiary of the Company, immediately after which QPhoton merged with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of the Company (subsequently renamed QPhoton LLC). The merger consideration paid to the stockholders of QPhoton (the “Merger Consideration”) consisted of (i) 5,802,206 shares of Common Stock, (ii) 2,377,028 shares of Series B Preferred Stock, and (iii) warrants (the “Warrants”) to purchase up to 7,028,337 shares of Common Stock.

In connection with the QPhoton Merger, the Company and certain securityholders of QPhoton holding more than 50% of the outstanding shares of QPhoton common stock (the “Key QPhoton Stockholders”) entered into a Stockholders Agreement (the “Stockholders Agreement”), pursuant to which, among other things, following the Closing, (i) Dr. Huang (or, if Dr. Huang holds less than a majority of the shares of Common Stock issued in the QPhoton Merger, the holders of a majority of the shares of Common Stock issued in the QPhoton Merger) is entitled to designate three directors for nomination for election to the board of directors of the Company and (ii) each stockholder party to the Stockholders Agreement agrees to vote in favor of and consent to each such designee in connection with each vote taken or written consent executed in connection with the election of directors to the board of directors of the Company. The Stockholders Agreement will terminate at such time as the Key QPhoton Stockholders hold less than 18% of the shares of Common Stock held by the Key QPhoton Stockholders as of the Closing date.

In connection with the QPhoton Merger, the Company and the stockholders of QPhoton immediately prior to the Closing entered into a Registration Rights and Lock-Up Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company is required to file, within 90 days following the Closing date, a registration statement to register the resale of the shares of Common Stock to be issued in connection with the QPhoton Merger (including the shares into which the Series B Preferred Stock is convertible and the Warrants are exercisable) (collectively, the “Registrable Securities”). This Registration Statement is being filed to comply with the Company’s obligations under the Registration Rights Agreement. The stockholders party to the Registration Rights Agreement also have rights to require underwritten shelf takedowns, subject to certain requirements and customary conditions.

The stockholders party to the Registration Rights Agreement also agreed (i) until the six month anniversary of the Closing Date, not to transfer the Registrable Securities held by them, and (ii) during the period between the six month anniversary of the Closing date and the first anniversary of the Closing date, to transfer on any trading day no more than, in the aggregate, 10% of the average daily trading volume of the Common Stock for then then-preceding five trading day period, in each case subject to certain exceptions.

On June 14, 2022, in connection with the QPhoton Merger, the board of directors of the Company appointed Dr. Huang to serve as the Company’s Chief Quantum Officer and as a member of the board of directors of the Company, effective as of the Closing Date. At the Closing, the Company entered into an employment agreement (the “Huang Employment Agreement”) with Dr. Huang, whereby Dr. Huang assumed the role of Chief Quantum Officer of the Company. The Huang Employment Agreement is for an indefinite term and may be terminated with or without cause.

Pursuant to the Huang Employment Agreement, Dr. Huang will receive an annual base salary of $400,000 (the “Base Salary”). Dr. Huang shall be eligible to earn an annual cash bonus in an amount of up to thirty percent (30%) of Base Salary, subject to achieving certain performance milestones that are to be established and approved by the board of directors of the Company. Pursuant to the Huang Employment Agreement, Dr. Huang was granted a stock option to purchase up to 400,000 shares of the Company’s common stock (the “Huang Stock Options”). The Huang Stock Options shall vest as follows (i) 100,000 options shall vest immediately upon grant (ii) 100,000 options shall vest on the 12-month anniversary of the date of grant (iii), 100,000 options shall vest on the 24-month anniversary of the date of grant, and (iv) 100,000 options shall vest on the 36-month anniversary of the date of grant. Upon termination of Dr. Huang without cause, the Company shall pay or provide to Dr. Huang severance pay equal to his then current monthly base salary for twelve (12) months from the date of termination. As a full-time employee of the Company, Dr. Huang will be eligible to participate in all of the Company’s benefit programs.

Series B Preferred Stock

On June 14, 2022, in connection with the QPhoton Merger, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware designating 3,079,864 shares of preferred stock as the Series B Preferred Stock. The following is a summary description of those terms and the general effect of the issuance of the shares of Series B Preferred Stock on the Company’s other classes of securities:

Each share of Series B Preferred Stock will initially be convertible into ten shares of Common Stock, subject to customary adjustments for stock dividends, stock splits, reclassifications and the like. The Certificate of Designation provides that, unless and until stockholder approval authorizing the issuance of the shares of Common Stock underlying the Series B Preferred Stock (the “Stockholder Approval”) is obtained, no shares of Series B Preferred Stock may be converted into shares of Common Stock to the extent that such issuance, taken together with the issuance of all other shares of Common Stock pursuant to the Merger Agreement (as defined above), would breach the Company’s obligations under the Nasdaq listing rules.

Stockholder Approval was obtained on September 21, 2022 and all outstanding shares of Series B Preferred Stock were automatically converted into shares of Common Stock.

Unsecured Promissory Note

On September 23, 2022, Quantum Computing Inc. (the “Company”) entered into a note purchase agreement (the “NPA”) with Streeterville Capital, LLC (the “Investor”), pursuant to which the Investor purchased an unsecured promissory note (the “Note”) in the initial principal amount of $8,250,000.

The Note bears interest at 10% per annum. The maturity date of the Note is 18 months from the date of its issuance (the “Maturity Date”). The Note carries an original issue discount of $750,000, which is included in the principal balance of the Note. If the Company elects to prepay the Note prior to the Maturity Date, it must pay to Investor 120% of the portion of the Outstanding Balance the Company elects to prepay.

Beginning on the date that is six (6) months after the issuance date of the Note, the Investor has the right to redeem up to $750,000 of the outstanding balance of the Note per month (“Redemption Amount”) by providing written notice to the Company (“Redemption Notice”). Upon receipt of any Redemption Notice, the Company shall pay the applicable Redemption Amount in cash to the Investor within three (3) trading days of the Company’s receipt of such Redemption Notice. No prepayment premium shall be payable in respect of any Redemption Amount.

Pursuant to the terms of the NPA, the parties provided customary representations and warranties to each other. Also, until amounts due under the Note are paid in full, the Company agreed, among other things, to: (i) timely make all filings under the Securities Exchange Act of 1934, (ii) ensure the Common Stock continues to be listed on the Nasdaq Capital Market (“Nasdaq”) (iii) ensure trading in Company’s Common Stock will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on Company’s principal trading market, (iv) ensure Company will not make any Restricted Issuance (as defined in the Note) without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion, (v) ensure Company shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits Company from entering into certain additional transactions with the Investor, and (vi) with the exception for Permitted Liens (as defined in the Note) ensure Company will not pledge or grant a security interest in any of its assets without Investor’s prior written consent, which consent may be granted on withheld in Investor’s sole and absolute discretion.

The Note set forth certain standard events of default (such event, an “Event of Default”) that generally, if uncured within seven (7) trading days, may result in the discretion of the Investor in certain penalties under the terms of the Note. In this regard, upon an Event of Default, Investor may accelerate the Note by written notice to the Company, with the outstanding balance becoming immediately due and payable in cash at the Mandatory Default Amount (as defined in the Note). Additionally, upon written notice given by Investor to the Company, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of fifteen percent (15%) per annum simple interest or the maximum rate permitted under applicable law upon an Event of Default.

Ascendiant Capital Markets, LLC and Revere Securities, LLC served as the placement agents on the transaction and received $495,000 in the aggregate.

On October 13, 2022, BV Advisory filed a petition for appraisal of its QPhoton shares in the Delaware Chancery Court.

For additional information related to this transaction, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2022 which is incorporated by reference herein.

Risks

We are subject to a number of risks. You should read the “Risk Factors” section of this prospectus beginning on page 15  for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

Corporate Information

The Company was incorporated in the State of Nevada on July 25, 2001, as Ticketcart, Inc. On July 25, 2007, Ticketcart, Inc. acquired Innovative Beverage Group, Inc. and changed its name to Innovative Beverage Group Holdings, Inc. (“IBGH”). In 2013, IBGH ceased operations. On August 28, 2017, the North Carolina Court, Superior Court Division (the “North Carolina Court”), appointed an exclusive Receiver (the “Receiver”) over the Company. On October 4, 2017 the Receiver filed Articles of Incorporation in North Carolina for Innovative Beverage Group Holdings, Inc., a wholly-owned subsidiary of the Company (“IBGH North Carolina”). On October 26, 2017, Innovative Beverage Group, Inc. redomiciled to North Carolina.

On February 21, 2018, the Company filed Articles of Conversion in North Carolina to convert the Company to a Delaware corporation with the name changed to Quantum Computing Inc. On February 22, 2018, the Company filed a Certificate of Conversion in Delaware to convert to a Delaware corporation with the name changed to Quantum Computing Inc. and re-domiciled to the state of Delaware on February 23, 2018.

Our executive offices are located at 215 Depot Court SE, Suite 215, Leesburg, VA 20175, and our telephone number is (703) 436-2121. Our corporate website is www.quantumcomputinginc.com. Information appearing on our website is not part of this prospectus.

THE OFFERING

Issuer	Quantum Computing Inc.

Shares of Common Stock offered by the Selling Stockholders	32,940,738 Shares (1)

Shares of Common Stock outstanding before the Offering	55,963,334 (2)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	55,963,334 Shares (2)

Use of proceeds	We will not receive any proceeds from the resale of the Common Stock by the selling stockholders, except for nominal proceeds from any warrants that are exercised through the payment of the exercise price in cash.

Market for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “QUBT”.

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 15 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	This amount consists of (i) 26,615,235 shares of Common Stock (including 7,361,315 shares of Common Stock issued in the QPhoton Merger and 19,253,920 shares of Common Stock following the conversion of 1,925,392 shares of Series B Preferred Stock issued in the QPhoton Merger on October 17, 2022), and (ii) up to 6,325,503 shares of Common Stock issuable upon exercise of vested Warrants.

(2)	The number of shares of Common Stock outstanding before and after the Offering is based on 53,301,805 shares outstanding as of December 19, 2022 and excludes the following:

●	9,782,902 shares underlying outstanding stock options;

●	1,500,004 shares underlying Series A Convertible Preferred; and

●	1,566,459 shares underlying warrants.

RISK FACTORS

Our business, financial condition, results of operations, and cash flows may be impacted by a number of factors, many of which are beyond our control, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2021, the occurrence of any one of which could have a material adverse effect on our actual results. Additional Risk Factors related to our financial condition, our business and intellectual property after the acquisition of QPhoton as well risks related to this Offering are below and should be read in conjunction with the Risk Factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021.

Risks Related to Our Financial Condition and Status as an Early-Stage Company

We are in our early stages and have a limited operating history, which makes it difficult to forecast our future results of operations.

Quantum Computing was formed in 2018 and merged with QPhoton in June 2022. As a result of our limited operating history, our ability to accurately forecast the future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our ability to generate revenues will largely be dependent on our ability to develop and produce photonic quantum computers with increasing processing capability. Our technical roadmap may not be realized as quickly as hoped, or even at all. As a result, our historical results should not be considered indicative of our future performance. Further, in future periods, our growth could slow or decline for a number of reasons, including but not limited to slowing demand for our quantum solutions, increased competition, changes to technology, inability to scale up our technology, a decrease in the growth of the market, or our failure, for any reason, to continue to take advantage of growth opportunities.

We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties and our future growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. Our success as a business ultimately relies upon fundamental research and development breakthroughs in the coming years. There is no certainty these research and development milestones will be achieved as quickly as hoped, or even at all.

We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred net losses each year since 2018 and we believe that we will continue to incur operating and net losses each quarter until at least the time we begin generating significant revenue from our quantum computers, which may never occur. Even with significant production, our products and services may never become profitable.

We expect the rate at which we will incur losses to be significantly higher in future periods as we continue to incur significant expenses in connection with the design, development and manufacturing of our quantum computers; and as we expand our research and development activities; invest in manufacturing capabilities; build up inventories of components for our quantum computers; increase our sales and marketing activities; develop our infrastructure; and increase our general and administrative functions to support our growing operations and our being a public company. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these investments, it could have a material effect on our business, financial condition or results of operations. Our business model is unproven and may never allow us to cover our costs.

We may not be able to scale our business quickly enough to meet customer and market demand, which could result in lower profitability or cause us to fail to execute on our business strategies.

In order to grow our business, we will need to continually evolve and scale our business and operations to meet customer and market demand. However, commercial demand for quantum computing products and services may never develop. There are significant technological challenges associated with developing, producing, marketing and selling services in the advanced technology industry, including our services, and we may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all. We may not be able to cost effectively manage production at a scale or quality consistent with customer demand in a timely or economical manner.

Our ability to scale is dependent also upon components we must source from multiple countries, including China. Shortages or supply interruptions in any of these components will adversely impact our ability to deliver revenues.

If large-scale development of our quantum computers commences, our computers may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair and design changes. Our quantum computers are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our computers. There can be no assurance that we will be able to detect and fix any defects in our quantum computers in a timely manner that does not disrupt our services to our customers. If our technology fails to perform as expected, customers may seek out a competitor or turn away from quantum computing entirely, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations. If defects in our technology lead to erroneous outputs, third parties relying on those outputs may draw from them erroneous conclusions, creating a risk that we will be liable to those third parties.

If we cannot evolve and scale our business and operations effectively, we may not be able to execute our business strategies in a cost-effective manner and our business, financial condition, profitability and results of operations could be adversely affected.

Even if the market in which we compete achieves its anticipated growth levels, our business could fail to grow at similar rates, if at all.

Our success will depend upon our ability to expand, scale our operations, and increase our sales and support capability. Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all.

Our growth is dependent upon our ability to successfully expand our solutions and services, retain customers, bring in new customers and retain critical talent. Unforeseen issues associated with scaling up and constructing quantum computing technology at commercially viable levels could negatively impact our business, financial condition and results of operations.

Our growth is dependent upon our ability to successfully market and sell our quantum computing services and solutions. We do not have experience with the large-scale production and sale of quantum computing technology. Our growth and long-term success will depend upon the development of our sales and retention capabilities.

Moreover, because of our unique technology, our customers will require particular support and service functions, some of which are not currently available, and may never be available. If we experience delays in adding such support capacity or servicing our customers efficiently, or experiences unforeseen issues with the reliability of our technology, we could overburden our servicing and support capabilities. Similarly, increasing the number of our products and services would require us to rapidly increase the availability of these services. Failure to adequately support and service our customers may inhibit our growth and ability to expand.

There is no assurance that we will be able to ramp our business to meet our sales, manufacturing, installation, servicing and quantum computing targets globally, that expected growth levels will prove accurate or that the pace of growth or coverage of our customer infrastructure network will meet customer expectations. Failure to grow at rates similar to that of the quantum computing industry may adversely affect our operating results and ability to effectively compete within the industry.

We may not manage growth effectively.

Our failure to manage growth effectively could harm our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on our management, operational and financial resources. Expansion will require significant cash investments and management resources and there is no guarantee that they will generate additional sales of our products or services, or that we will be able to avoid cost overruns or be able to hire additional personnel to support us. In addition, we will also need to ensure our compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of our products. To manage the growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. We may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations and may need additional capital sooner than planned to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available. If we are unable to raise additional funding when needed, we may be required to delay, limit or substantially reduce our development efforts.

Our business and future plans for expansion are capital-intensive, and we will require additional capital for equipment and facilities for hardware manufacturing and nanophotonic chip fabrication. The specific timing of cash inflows and outflows may fluctuate substantially from period to period. We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations. Our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. Any funds we raise may not be sufficient to enable us to continue to implement our long-term business strategy. Further, our ability to raise additional capital may be adversely impacted by worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic and military conflict with Russia and Ukraine and the related sanctions imposed against Russia. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans.

There can be no assurance that financing will be available to we on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans and we may be required to delay, limit or substantially reduce our quantum computing development efforts. Our ability to raise additional capital through the sale of securities could be significantly impacted by the resale of our securities by holders of our securities which could result in a significant decline in the trading price of our securities and potentially hinder our ability to raise capital at terms that are acceptable to us or at all.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the QPhoton Merger or other ownership changes.

We have incurred losses during our history, do not expect to become profitable in the near future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all.

Under current law, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the current law.

In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of the Company. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the QPhoton Merger or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes.

If we earn taxable income, such limitations could result in increased future income tax liability and our future cash flows could be adversely affected. We have recorded a valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Related to Our Business and Industry

We have not produced quantum computers with high qubit counts at volume and we face significant barriers in our attempts to produce quantum computers, including the need to invent and develop new technology. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

Producing quantum computers is a difficult undertaking. There are significant engineering challenges that we must overcome to build our quantum computers. We are still in the development stage and face significant challenges in completing development of our quantum computers and in producing quantum computers in sufficient volumes. Even if we complete development and achieve volume production of our quantum computers, if the cost, accuracy, performance characteristics or other specifications of the quantum computer fall short of our expectations, our business, financial condition and results of operations would be adversely affected.

The performance capabilities of the Company’s Core Technology will depend on the development and production of “Quantum Chips” to achieve scale, performance and cost. There is significant development and Intellectual property risk in the specification, design and development of quantum chips and our multi-year plans could be impacted by lack of funding, competition or even unknown core technology factors intrinsic to the work. This would limit the ability of the Company to scale its commercial growth to expected levels over the longer term and the company could lose momentum

Our projections are dependent on the cost per qubit decreasing over the next several years as our quantum computers advance. These cost projections are based on economies of scale due to demand for our computer systems, technological innovation and negotiations with third-party parts suppliers. If these cost savings do not materialize, the cost per qubit may be higher than projected, making our quantum computing solution less competitive than those produced by our competitors, which could have a material effect on our business, financial condition or results of operations.

If our products and services fail to deliver customer value to a broader range of customers than classical approaches, our business, financial condition and future prospects may be harmed.

“Quantum advantage” refers to the moment when a quantum computer can compute faster than existing classical computers, while quantum supremacy is achieved once quantum computers are powerful enough to complete calculations that traditional supercomputers cannot perform at all. Broad quantum advantage is when quantum advantage is seen in many applications and developers prefer quantum computers to a traditional computer. No current quantum computers have reached a broad quantum advantage, and they may never reach such advantage. Achieving a broad quantum advantage will be critical to the success of any quantum computing company, including us. However, achieving quantum advantage would not necessarily lead to commercial viability of the technology that accomplished such advantage, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine a quantum advantage. As quantum computing technology continues to mature, broad quantum advantage, and quantum supremacy, may take decades to be realized, if ever. If we cannot develop quantum computers that have quantum advantage, customers may not continue to purchase our products and services. If other companies’ quantum computers reach a broad quantum advantage prior to the time we reach such capabilities, it could lead to a loss of customers. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.

The quantum computing Industry is competitive on a global scale and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

Since the acquisition of QPhoton, our business strategy has broadened to include the manufacture of several lines of hardware in addition to the underlying software. As a result, the markets in which we now operate are rapidly evolving and highly competitive. As the marketplace continues to mature and new technologies and competitors enter, we expect competition to intensify. Our current competitors include:

●	large, well-established tech companies that generally compete across our products, including Quantinuum, Google, Microsoft, Amazon, IonQ, Rigetti Computing, and IBM;

●	large research organizations funded by sovereign nations such as China, Russia, Canada, Australia and the United Kingdom, and those in the European Union and additional countries may decide to fund quantum computing programs in the future;

●	less-established public and private companies with competing technology, including companies located outside the United States; and

●	new or emerging entrants seeking to develop competing technologies.

●	The industry might recognize the intrinsic advantages of quantum nanophotonics in information processing applications and our competitors could shift to a more direct competitive approach using similar technologies, even with strong IP protection.

We compete based on various factors, including technology, performance, multi-cloud availability, brand recognition and reputation, customer support and differentiated capabilities, including ease of administration and use, scalability and reliability, data governance and security. Many of our competitors have substantially greater brand recognition, customer relationships, and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management. They may be able to respond more effectively than us to new or changing opportunities, technologies, standards, customer requirements and buying practices. In addition, many countries are focused on developing quantum computing solutions either in the private or public sector and may subsidize quantum computers which may make it difficult for us to compete. Many of these competitors do not face the same challenges we do in growing our business. In addition, other competitors might be able to compete with us by bundling their other products in a way that does not allow us to offer a competitive solution.

Additionally, we must be able to achieve our objectives in a timely manner lest quantum computing lose ground to competitors, including competing technologies. Because there are a large number of market participants, including certain sovereign nations, focused on developing quantum computing technology, we must dedicate significant resources to achieving any technical objectives on the timelines established by our management team. Any failure to achieve objectives in a timely manner could adversely affect our business, operating results and financial condition.

For all of these reasons, competition may negatively impact our ability to maintain and grow consumption of our platform or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, results of operations, and financial condition.

We rely on access to high performance third party classical computing through public clouds and high performance computing centers to deliver quantum solutions to customers. We may not be able to maintain connectivity with these resources which could make it harder for us to reach customers or deliver solutions in a cost-effective manner.

Our quantum solutions may from time to time incorporate high performance classical computing through public clouds to provide services to end users and our partners. These services are predominantly on AWS at the present time.

Any material change in our contractual and other business relationships with AWS or other cloud providers, could result in reduced use of our systems, increased expenses, including service credit obligations, and harm our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Further, if our contractual and other business relationships with our partners are terminated or suspended, either by our partner or by us, or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which we depend, we would be unable to provide our quantum computing solutions business at the same scale and would experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

We depend on certain suppliers to source products. Failure to maintain our relationship with any of these suppliers, or a failure to replace any of these suppliers, could have a material adverse effect on our business, financial position, results of operations and cash flows.

We buy our products and supplies from companies that manufacture and source products from the United States and abroad. Our ability to develop and maintain relationships with qualified suppliers who can satisfy our standards for quality and delivery in a timely and efficient manner is a significant challenge. Any failure to maintain our relationship with any of our largest suppliers, or a failure to replace any such supplier that is lost, could have a material adverse effect on our business, financial position, results of operations and cash flows.

We may be required to replace a supplier if their products do not meet our quality or safety standards, or if the United States government imposes restrictions on trade with certain countries, such as China. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers’ control, including shortages of raw materials, environmental and social supply chain issues, pandemic, labor disputes or weather conditions. Disruptions in transportation lines or the ongoing military conflict involving Russia and Ukraine may also cause global supply chain issues that affect us or our suppliers. We generally have multiple sources of supply, however, in some cases, materials are provided by a single supplier. The loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of a key supplier, temporarily or permanently, could result in a material shortage of products, which could lead to price escalations that we may be unable to offset by our prices to our customers. When supply chain issues are later resolved and prices return to normal levels, we may be required to reduce the prices at which we sell our products to our customers in order to remain competitive. In addition, even where these risks do not materialize, we may incur costs as we prepare contingency plans to address such risks. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. In addition, our suppliers’ ability to deliver products may also be affected by raw material and commodity cost volatility or financing constraints caused by credit market conditions, which could materially and negatively impact our net sales and operating costs, at least until alternate sources of supply are arranged. Any delay or unavailability of key products required for our development activities could delay or prevent us from further developing our systems and applications on our expected timelines or at all.

Our systems depend on the use of certain development tools, supplies, and equipment. If we are unable to procure the necessary tools, supplies and equipment to build our quantum systems, or are unable to do so on a timely and cost-effective basis, and in sufficient quantities, we may incur significant costs or delays which could negatively affect our operations and business.

There are limited suppliers to sources of materials which may be necessary for the production of our technology. We are currently reliant on a single or small number of suppliers for certain resources. While we are currently looking to engage additional suppliers, they are limited in number and there is no guarantee we will be able to establish or maintain relationships with such additional suppliers on terms satisfactory to us. Reliance on any single supplier increases the risks associated with being unable to obtain the necessary components because the supplier may have manufacturing constraints, can be subject to unanticipated shutdowns and/or may be affected by natural disasters and other catastrophic events. Some of these factors may be completely out of our and our suppliers’ control. Failure to acquire sufficient quantities of the necessary components in a timely or cost-effective manner could materially harm our business.

In order to compete, we must attract, retain and motivate key associates, and the failure to do so could have an adverse effect on our business, financial condition and results of operations.

We depend on our executive officers and management team to run our business. As we develop new business models and new ways of working, we will need to develop suitable skill sets within our organization. In addition, our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees that have highly technical set of skills to create the hardware and software that will drive quantum results. The current market for such positions is highly competitive. Qualified individuals are in high demand and we may incur significant costs to attract and retain them. Moreover, the loss of any of our senior management or other key employees or our inability to recruit and develop mid-level managers could materially and adversely affect our ability to execute our business plan and we may be unable to find adequate replacements.

Even if we are successful in developing quantum computing systems and executing our strategy, competitors in the industry may achieve technological breakthroughs which render our quantum computing systems obsolete or inferior to other products.

Our continued growth and success depend on our ability to innovate and develop quantum computing technology in a timely manner and effectively market these products. Without timely innovation and development, our quantum computing solutions could be rendered obsolete or less competitive by changing customer preferences or because of the introduction of a competitor’s newer technologies. We believe that many competing technologies will require a technological breakthrough in one or more problems related to science, fundamental physics or manufacturing. While it is uncertain whether such technological breakthroughs will occur in the next several years that does not preclude the possibility that such technological breakthroughs could eventually occur. Any technological breakthroughs which render our technology obsolete or inferior to other products, could have a material effect on our business, financial condition or results of operations.

The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than we anticipate, if it encounters negative publicity or if our quantum computing solution does not achieve commercial adoption, the growth of our business will be harmed.

The nascent market for quantum computers is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If demand for quantum computers in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

In addition, our growth and future demand for our products is highly dependent upon the adoption by developers and customers of quantum computers, as well as on our ability to demonstrate the value of quantum computing to our customers. Delays in future generations of our quantum computers or technical failures at other quantum computing companies could limit acceptance of our solution. Negative publicity concerning our solution or the quantum computing industry as a whole could limit acceptance of our solution. We believe quantum computing will solve many large-scale problems. However, such problems may never be solvable by quantum computing technology. If our customers and partners do not see the benefits of our solution, or if our solution does not drive commercial sales, then demand for our products may not develop at all, or it may develop slower than we expect. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.

We could suffer disruptions, outages, defects and other performance and quality problems with our quantum computing systems, our production technology partners or with the public cloud, data centers and internet infrastructure on which we rely.

Our business depends on our quantum computing systems being available through the cloud with a high level of reliability. We have experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with our systems. We have also experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with the public cloud and internet infrastructure on which our systems rely. These problems can be caused by a variety of factors, including failed introductions of new functionality, vulnerabilities and defects in proprietary and open- source software, hardware components, human error or misconduct, capacity constraints, design limitations or denial of service attacks or other security- related incidents. We do not have a contractual right with our public cloud providers that compensates us for any losses due to availability interruptions in the public cloud.

Any disruptions, outages, defects and other performance and quality problems with our quantum computing system or with the public cloud and internet infrastructure on which we rely, could result in reduced use of our systems, increased expenses, including service credit obligations, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our future growth and success depends on our ability to sell effectively to government entities and large enterprises.

Our potential customers are likely to include government agencies and large commercial enterprises. Therefore, our future success will depend on our ability to effectively sell our products to such customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to non-governmental agencies or smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by such customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions. Sales to government agencies may be limited to specific contract vehicles, which we do not currently have. In addition, government contracts generally include the ability of government agencies to terminate early which, if exercised, would result in a lower contract value and lower than anticipated revenues.

Our quantum computing systems may not be compatible with some or all industry-standard software and hardware in the future, which could harm our business.

Since the acquisition of QPhoton, we will be focusing more of our efforts on creating quantum computing hardware, in addition to refining the software development platform to access our hardware, and application programing interfaces (“APIs”) to access our systems. The industry is rapidly evolving, and customers have many choices for programming languages, some of which may not be compatible with our own APIs. Our quantum computing solutions development platform is designed today to be compatible with most major software languages. If a proprietary (not open source) software toolset became the standard for quantum application development in the future by a competitor, usage of our hardware might be limited as a result which would have a negative impact on the Company. Similarly, if a piece of hardware became a necessary component for quantum computing (for instance, quantum networking) and we cannot integrate with, the result might have a negative impact on the Company.

Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt our business and harm our financial condition and operating results.

We may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. The identification of suitable acquisition, strategic investment or strategic partnership candidates can be costly and time consuming and can distract our management team from our current operations. If such strategic transactions require us to seek additional debt or equity financing, we may not be able to obtain such financing on terms favorable to us or at all, and such transactions may adversely affect our liquidity and capital structure. Any strategic transaction might not strengthen our competitive position, may increase some of our risks, and may be viewed negatively by our customers, partners or investors. Even if we successfully complete a strategic transaction, we may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into our business. We may experience unexpected changes in how we are required to account for strategic transactions pursuant to U.S. GAAP and may not achieve the anticipated benefits of any strategic transaction. We may incur unexpected costs, claims or liabilities that we incur during the strategic transaction or that we assume from the acquired company, or we may discover adverse conditions post acquisition for which we have limited or no recourse.

Unfavorable conditions in our industry or the global economy, could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, pandemics (such as the COVID-19 pandemic), political turmoil, natural catastrophes, warfare, and terrorist attacks on the United States or elsewhere, could cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the growth of our business. In addition, in challenging economic times, our current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products and services. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to it. Moreover, our key suppliers may reduce their output or become insolvent, thereby adversely impacting our ability to manufacture our products.

Furthermore, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

Government actions and regulations, such as tariffs and trade protection measures, may limit our ability to obtain products from our suppliers or sell our products and services to customers. Political challenges between the United States and countries in which our suppliers are located, and changes to trade policies, including tariff rates and customs duties, trade relations between the United States and those countries and other macroeconomic issues could adversely impact our business. The United States administration has announced tariffs on certain products imported into the United States, and some countries have imposed tariffs in response to the actions of the United States. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on our products or on our customers by the United States or other countries that could have a material adverse effect on our business. Our technology may be deemed a matter of national security and as such our customer base may be tightly restricted. We may accept government grants that place restrictions on the business’ ability to operate.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and share price.

The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates, higher interest rates and uncertainty about economic stability. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. Similarly, the ongoing military conflict between Russia and Ukraine has created extreme volatility in the global capital markets and is expected to have further global economic consequences, including disruptions of the global supply chain and energy markets. Any such volatility and disruptions may have adverse consequences on us or the third parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Increased inflation rates have and are expected to adversely affect us by increasing our costs, including labor and employee benefit costs, and costs for equipment and system components associated with system development. In addition, higher inflation could also increase our customers’ operating costs, which could result in reduced budgets for our customers and potentially less demand for our systems. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.

We are subject to governmental export and import controls that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in compliance with applicable laws.

Our products and technologies are subject to U.S. export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control and economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products, technologies, and services to U.S. Government embargoed or sanctioned countries, governments, persons and entities. In addition, certain products and technology may be subject to export licensing or approval requirements. Exports of our products and technology must be made in compliance with export control and sanctions laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in our products or technologies or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our products and technologies in international markets or, in some cases, prevent the export or import of our products and technologies to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of our products and technologies, or in our decreased ability to export or sell our products and technologies to existing or potential customers. Any decreased use of our products and technologies or limitation on our ability to export or sell our products and technologies would likely adversely affect our business, financial condition and results of operations.

We expect to incur significant costs in complying with these regulations. Regulations related to quantum computing are currently evolving and we face risks associated with changes to these regulations.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, even those without merit, which could harm our business prospects, operating results, and financial condition. We may face inherent risk of exposure to claims in the event our quantum computers do not perform as expected or malfunction. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our quantum computers and business and inhibit or prevent commercialization of other future quantum computers, which would have material adverse effects on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Risks Related to Intellectual Property

Our failure to obtain, maintain and protect our intellectual property rights could impair our ability to protect and commercialize our proprietary products and technology and cause us to lose our competitive advantage.

Our success depends, in significant part, on our ability to obtain, maintain, enforce and defend our intellectual property rights, including patents and trade secrets. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties.

However, we may not be able to prevent unauthorized use of our intellectual property. Our trade secrets may also be compromised, which could cause us to lose our competitive advantage. Third parties may attempt to copy or otherwise obtain, use or infringe our intellectual property.

Monitoring and detecting unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent infringement or misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm Our business, results of operations, and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio, and third parties may develop competitive offerings in a manner that leaves us with limited means to enforce our intellectual property rights against them.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States.

Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition and operating results.

Our inability to secure patent protection or enforce our patent rights could have a material adverse effect on our ability to prevent others from commercializing similar products or technology.

The application and registration of patents involves complex legal and factual questions. As a result, we cannot be certain that the patent applications that we files will result in patents being issued, or that our patents and any future patents that do issue will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology, and this may make it difficult for us to obtain certain patent coverage on our own. Any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The intellectual property rights of others could bar us from licensing and exploiting any patents that issue from our pending applications, and the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards, or limit our ability to use certain key technologies in the future, all of which could harm our business.

Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation.

For example, there may be issued patents of which we are unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies. Also, because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future products, services or technologies. The strength of our defenses will depend on the rights asserted, the interpretation of these rights, and our ability to invalidate the asserted rights. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense.

Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Further, there could be public announcements of the intellectual property litigation, and if securities analysts, investors or others perceive the potential impact to be negative or risks to be substantial, it could have an adverse effect on the price of our common stock. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.

Risks Relating to the Offering

Although our shares of Common Stock have been approved for listing on The Nasdaq Capital Market, our shares of Common Stock may be subject to potential delisting if we do not meet or continue to maintain the listing requirements of The Nasdaq Capital Market.

Our shares have been approved for listing on The Nasdaq Capital Market (“Nasdaq”); however, to keep our listing on Nasdaq, we are required to maintain: (i) a minimum bid price of $1.00 per share, (ii) a certain public float, (iii) a certain number of round lot shareholders and (iv) one of the following: a net income from continuing operations (in the latest fiscal year or two of the three last fiscal years) of at least $500,000, a market value of listed securities of at least $35 million or a stockholders’ equity of at least $2.5 million.

If our securities are ever delisted from Nasdaq, trading will most likely take place on the OTC Marketplace operated by OTC Markets Group Inc. An investor is likely to find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market, and many investors may not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, or due to policies preventing them from trading in securities not listed on a national exchange or other reasons, and our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock is not traded on a national securities exchange. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified executives and employees and to raise capital.

You may lose all of your investment.

Investing in our Common Stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

The market price of our Common Stock may be highly volatile, you may not be able to resell your shares at or above the public offering price and you could lose all or part of your investment.

The trading price of our Common Stock may be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	issuance of our equity or debt securities, or disclosure or announcements relating thereto;

●	the lack of a meaningful, consistent and liquid trading market for our Common Stock;

●	additional shares of our Common Stock being sold into the market by us or our stockholders or the anticipation of such sales;

●	announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	changes in operating performance and stock market valuations of companies in our industry;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us;

●	regulatory developments in the United States and foreign countries; and

●	other events or factors, including those resulting from the impact of COVID-19 pandemic, war or incidents of terrorism, or responses to these events.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

Sales of a substantial number of shares of our Common Stock in the public market by certain of our stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

USE OF PROCEEDS

All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Stockholders. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Stockholders.

We will receive proceeds from any cash exercise of the Warrants. If all such Warrants are fully exercised on a cash basis, we will receive gross cash proceeds of approximately $0.0001 per share. We expect to use the proceeds from the exercise of such warrants, if any, for working capital purposes. We cannot precisely estimate the allocation of the net proceeds from any exercise of the Warrants for cash. Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. There is no assurance that the Warrants will ever be exercised for cash.

SELLING STOCKHOLDERS

The 32,940,738 shares of our Common Stock being offered by the Selling Stockholders includes: (i) 26,615,235 shares of Common Stock and (ii) up to 6,325,503 shares of Common Stock issuable upon exercise of vested Warrants. These shares of Common Stock were issued to the Selling Stockholders as a result of the QPhoton Merger. The other QPhoton shareholder (BVA) has not tendered the required documents pursuant to the merger agreement and therefor has not been issued any merger consideration. Moreover, BVA has rejected the merger consideration shares and instead filed in Delaware Chancery Court seeking appraisal of their QPhoton shares. For additional information regarding the issuance of the Shares, see “Prospectus Summary—Recent Development—QPhoton Merger” above. We are registering the shares of our Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the registered shares issued pursuant to the Merger Agreement, neither Selling Stockholder, nor any of the persons that control them, has had any material relationships with us or our affiliates within the past three (3) years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations thereunder) of the shares of our Common Stock by each of the Selling Stockholders.

The second column lists the number of shares of our Common Stock beneficially owned by the Selling Stockholders before this Offering (including shares which the Selling Stockholders have the right to acquire within 60 days, including upon conversion of any convertible securities).

The third column lists the shares of our Common Stock being offered by this prospectus by each Selling Stockholder. The fourth and fifth columns list the number of shares of Common Stock beneficially owned by each Selling Stockholder and their percentage ownership after the Offering (including shares of Common Stock which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the shares offered by each Selling Stockholder pursuant to this prospectus.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholders as of December 19, 2022, except as otherwise noted below. The Selling Stockholders may sell all or some of the shares of Common Stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our Common Stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Selling Stockholder	Number of Shares of Common Stock Owned Before Offering (3) (4)	Number of Warrant Shares Owned Before Offering (5)(6)	Shares Offered Hereby	Number of Shares Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering (1)
Dr. Yuping Huang (2)(3)(5)	23,953,706	5,692,952	29,646,658	0	0%

Stevens Institute of Technology (2)(4)(6)	2,661,529	632,551	3,294,080	0	0

Total	26,615,235	6,325,503	32,940,738	0	0

(1)	Assumes that all securities registered within this offering will be sold.

(2)	Issued pursuant to the Merger Agreement.

(3)	Includes 23,953,706 shares of Common Stock, consisting of 4,699,786 shares of common stock issued as merger consideration on July 5, 2022, plus 1,952,392 shares of Series B Preferred Stock that converted into 19,523,920 shares of our Common Stock on October 17, 2022.

(4)	Includes 2,661,529 shares of Common Stock issued as merger consideration on November 18, 2022.

(5)	Includes up to 5,692,952 shares of Common Stock issuable upon exercise of vested Warrants issued as merger consideration.

(6)	Includes up to 632,551 shares of Common Stock issuable upon exercise of vested Warrants issued as merger consideration

(7)	On June 14, 2022, in connection with the QPhoton Merger, Dr. Huang was appointed Chief Quantum Officer, pursuant to the Huang Employment Agreement, and a member of the board of directors of the Company, effective as of June 16, 2022. Following the closing of the QPhoton Merger, Huang is entitled to designate three directors for nomination for election to the board of directors of the Company.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, with the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each    purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Quantum Computing Inc.

EXPERTS

Our consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://quantumcomputinginc.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022.

●	Our Quarterly Report on Form 10-Q for the three months ended September 30, 2022, filed with the SEC on November 14, 2022, our Quarterly Report on Form 10-Q for the three months ended June 30, 2022, filed with the SEC on August 15, 2022, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on May 15, 2022.

●	Our Current Reports on Form 8-K or 8-K/A filed with the SEC on January 3, 2022, February 24, 2022, May 23, 2022, June 10, 2022, June 21, 2022, August 19, 2022, August 25, 2022, September 2, 2022, September 26, 2022 September 28, 2022, and December 6, 2022.

●	The description of our Common Stock contained in our Registration Statement on Form S-1, filed with the SEC on May 21, 2020, as amended, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Quantum Computing Inc.

215 Depot Court SE, Suite 215

Leesburg, VA 20175

Telephone: (703) 436-2121

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$3,630.10
Legal fees and expenses	$25,000
Accounting fees and expenses	11,000
Total	$39,630.10

*	Estimated

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Subject to the operation of Section 4 of Article V of the Company’s By-laws, each Director and Officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any threatened, pending or completed Proceeding or any claim, issue or matter therein, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Item 16. Exhibits.

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Certificate of Designations of the Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2021)
3.2	Certificate of Amendment of Certificate of Designations of Series A Convertible Preferred Stock of Quantum Computing Inc., filed with the Delaware Secretary of State on December 16, 2021 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2021)
3.3	Certificate of Designation with respect to the Series B Preferred Stock, par value $0.0001 per share, dated June 14, 2022 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2022)
4.1	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2021)
4.2	Form Amendment to Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2021)
4.3	Description of Securities (incorporated herein by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2022)
5.1*	Opinion of Lucosky Brookman LLP
10.1	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2021)
10.2	Form of Amendment to Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2021)
10.3	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2021)
10.4	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2020)
10.5	Agreement and Plan of Merger by and among Quantum Computing Inc., Project Alpha Merger Sub I, Inc., Project Alpha Merger Sub II, LLC, QPhoton, Inc., and Yuping Huang (incorporated herein by reference to Exhibit 10.1 to that Current Report on Form 8-K filed with the SEC on May 23, 2022)
10.6	Escrow Agreement, dated June 16, 2022, by and among Quantum Computing Inc., Yuping Huang and Worldwide Stock Transfer, LLC (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2022)
10.7	Stockholders Agreement (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2022)
10.8	Form Registration Rights Agreement (incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2022)
10.9	Employment Agreement, dated June 15, 2022, by and between Quantum Computing Inc. and Yuping Huang (incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2022)
23.1**	Consent of BF Borgers CPA PC
23.2*	Consent of Lucosky Brookman LLP (reference is made to Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
107**	Calculation of Filing Fee Table

*	To be filed by amendment.
**	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leesburg, State of Virginia, on December 29, 2022.

Quantum Computing Inc.

By:	/s/ Robert Liscouski
Name:	Robert Liscouski
Title:	Chief Executive Officer, President, and Chairman of the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert Liscouski, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert Liscouski	Chief Executive Officer, Chairman of the Board, and President	December 29, 2022
Robert Liscouski	(Principal Executive Officer)

/s/ Christopher Roberts	Chief Financial Officer	December 29, 2022
Christopher Roberts	(Principal Accounting Officer and Principal Financial Officer)

/s/ Robert Fagenson	Director	December 29, 2022
Robert Fagenson

/s/ Bertrand Velge	Director	December 29, 2022
Bertrand Velge

/s/ Michael Turmelle	Director	December 29, 2022
Michael Turmelle